EXHIBIT 23.1


                         INDEPENDENT AUDITOR'S CONSENT


We consent to the incorporation by reference in the Registration Statements of Interpharm Holdings, Inc. (formerly Atec Group, Inc.) (the "Company") on Form S-3, dated December 29, 1998 (333-69809), and the post-effective amendments thereto; Form S-8, dated May 6, 1999 (333-47385) and the post-effective amendment thereto; Form S-3, dated June 29, 2001 (333-64198); and Form S-8, dated August 7, 2003 (333-107833) of our report dated September 26, 2003 on our audits of the consolidated financial statements of the Company as of June 30, 2003 and for the six-month period then ended, and as of December 31, 2002, and December 1, 2001, and for each of the years ended in a three-year period ended December 31, 2002, which report is included in this Annual Report on Form 10-K.


/s/ Marcum & Kliegman LLP
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Marcum & Kliegman LLP
Woodbury, NY
September 26, 2003





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